Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Bryan Hipsher	Michelle Kersch
Black Knight	Black Knight
904.854.3219	904.854.5043
bryan.hipsher@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Fourth Quarter and Full Year 2017 Financial Results

Full Year 2017

•	Revenues of $1,051.6 million and Adjusted Revenues of $1,056.1 million

•	Net earnings attributable to Black Knight of $182.3 million, or $1.47 per diluted share, and Adjusted Net Earnings of $209.6 million, or $1.38 per diluted share

•	Adjusted EBITDA of $505.8 million and Adjusted EBITDA Margin of 47.9%

Fourth Quarter 2017

•	Revenues of $267.5 million and Adjusted Revenues of $268.4 million

•	Net earnings attributable to Black Knight of $147.2 million, or $0.97 per diluted share, and Adjusted Net Earnings of $56.6 million, or $0.37 per diluted share

•	Adjusted EBITDA of $131.9 million and Adjusted EBITDA Margin of 49.1%

JACKSONVILLE, Fla. - February 7, 2018 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the fourth quarter and year ended December 31, 2017.

Revenues for the fourth quarter of 2017 increased 2% to $267.5 million from $261.5 million in the prior year quarter. Net earnings attributable to Black Knight for the fourth quarter of 2017 were $147.2 million, or $0.97 per diluted share, compared to $11.8 million, or $0.17 per diluted share, in the prior year quarter. The results for the fourth quarter of 2017 include an income tax benefit of $110.9 million related to the revaluation of our net deferred income tax liability as a result of the Tax Cuts and Jobs Act of 2017 (the "Tax Reform Act").

Adjusted Revenues for the fourth quarter of 2017 increased 2% to $268.4 million from $263.0 million in the prior year quarter. Excluding the effect of the Property Insight realignment, Adjusted Revenues growth for the fourth quarter of 2017 was 5%. Adjusted Net Earnings for the fourth quarter of 2017 increased 25% to $56.6 million, or $0.37 per diluted share, compared to $45.2 million, or $0.30 per diluted share, in the prior year quarter.

Adjusted EBITDA for the fourth quarter of 2017 increased 13% to $131.9 million from $116.7 million in the prior year quarter. Adjusted EBITDA Margin was 49.1% compared to 44.4% in the prior year quarter.

Black Knight Executive Chairman Bill Foley said, “2017 was another successful year for Black Knight as we continued to execute against our long-term strategic initiatives to drive organic growth. In particular, we expanded and extended our relationships with several key existing clients through cross-sell and contract renewals, won new clients in existing markets and delivered innovative new solutions. In addition, we completed several key implementations, made investments that will pave the way for future growth and returned capital to our shareholders. As we look towards 2018, we are excited and optimistic about our opportunities to continue to drive Black Knight forward and deliver value for our shareholders.”

Black Knight Chief Executive Officer Tom Sanzone added, “We are pleased with our results in the fourth quarter and for the full year, both of which included Adjusted Revenues growth of 2%, or 5% excluding the effect of the Property Insight realignment. For the fourth quarter, Adjusted EBITDA increased by 13%, which drove margin expansion of 470 basis points to 49.1%. For the year, Adjusted EBITDA increased by 9%, which drove margin expansion of 310 basis points to 47.9%. As we begin 2018, we are very excited about Black Knight’s strong business momentum across the enterprise, and we remain focused on converting our significant and growing implementation pipeline.”

Revenues for the year ended December 31, 2017 increased 2% to $1,051.6 million from $1,026.0 million in 2016. Net earnings attributable to Black Knight for the year ended December 31, 2017 were $182.3 million, or $1.47 per diluted share, compared to $45.8 million, or $0.67 per diluted share, in 2016. The results for the year ended December 31, 2017 include the benefit related to the revaluation of our net deferred income tax liability, partially offset by expenses associated with the debt refinancing, Term Loan B repricing and the spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF") (the "Distribution").

Adjusted Revenues for the year ended December 31, 2017 increased 2% to $1,056.1 million from $1,033.3 million in 2016. Excluding the effect of the Property Insight realignment, Adjusted Revenues growth for the year ended December 31, 2017 was 5%. Adjusted Net Earnings for the year ended December 31, 2017 increased 19% to $209.6 million, or $1.38 per diluted share, compared to Adjusted Net Earnings of $175.4 million, or $1.15 per diluted share, in 2016.

Adjusted EBITDA for the year ended December 31, 2017 increased 9% to $505.8 million from $463.1 million in 2016. Adjusted EBITDA Margin was 47.9% compared to 44.8% in 2016.

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Software Solutions (formerly Technology)

Adjusted Revenues for the fourth quarter of 2017 increased 4% to $228.2 million from $219.2 million in the prior year quarter. Our servicing software business had Adjusted Revenues growth of 9%, primarily driven by higher loan volumes on our core servicing software solution and price increases. In our origination software business, Adjusted Revenues declined 17%, primarily driven by lower volumes as a result of the 42% decline in refinancing originations as reported by the Mortgage Bankers Association on January 20, 2018. Adjusted EBITDA increased 9% to $135.1 million from $124.4 million, with an Adjusted EBITDA Margin of 59.2%, an increase of 240 basis points compared to the prior year quarter.

Adjusted Revenues for the year ended December 31, 2017 increased 4% to $893.8 million from $855.8 million in 2016. Adjusted EBITDA increased 7% to $523.0 million from $487.8 million, with an Adjusted EBITDA Margin of 58.5%, an increase of 150 basis points compared to 2016.

Data and Analytics

Adjusted Revenues for the fourth quarter of 2017 were $40.2 million compared to $43.8 million in the prior year quarter. Excluding the effect of the Property Insight realignment, Adjusted Revenues increased $3.2 million, or 9%, compared to the prior year quarter driven by growth in our property data and multiple listing service businesses. Adjusted EBITDA was $9.0 million compared to $4.5 million in the prior year quarter, with an Adjusted EBITDA Margin of 22.4%, an increase of 1,210 basis points compared to the prior year quarter.

Adjusted Revenues for the year ended December 31, 2017 were $162.3 million compared to $177.5 million in 2016. Excluding the effect of the Property Insight realignment, Adjusted Revenues increased $14.9 million, or 10%, compared to 2016. Adjusted EBITDA increased 20% to $31.9 million from $26.5 million in 2016, with an Adjusted EBITDA Margin of 19.7%, an increase of 480 basis points compared to 2016.

Realignment of Property Insight
Effective January 1, 2017, Property Insight, LLC ("Property Insight"), an indirect Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight continues to own the title plant technology and retains sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight no longer recognizes revenues or expenses related to title plant posting and maintenance, but charges FNF a license fee for use of the technology to access and maintain the title plant data. Had the realignment taken place on January 1, 2016, Black Knight revenues and expenses for 2016 would have been lower by approximately $30 million with essentially no effect to Adjusted EBITDA.

Share Repurchase Program
During the fourth quarter ended December 31, 2017, Black Knight repurchased 2.0 million shares of its common stock for $90.1 million, or at a price of $45.065 per share. As of December 31, 2017, Black Knight had approximately 6.8 million shares remaining under its share repurchase authorization.

Segment Realignment
On January 1, 2018, we realigned the composition of our two reportable segments. Certain enterprise business intelligence offerings in our Data and Analytics segment were moved to our Software Solutions segment. This change aligns with our go-to-market strategy and with the internal management of our business operations, including the allocation of resources and assessment of performance.

Balance Sheet

As of December 31, 2017, Black Knight had cash and cash equivalents of $16.2 million and debt of $1,434.1 million. As of December 31, 2017, Black Knight had available capacity of $445.0 million on its revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2018 outlook is as follows:

•	Revenues are expected to be in the range of $1,102 million to $1,122 million.

•	Adjusted Revenues are expected to be in the range of $1,105 million to $1,125 million.

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.73 to $1.81.

•	Adjusted EBITDA is expected to be in the range of $530 million to $545 million.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the fourth quarter and full year 2017 financial results on February 7, 2018, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on February 7, 2018 through February 14, 2018, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671, and entering replay passcode 13674141.

The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information, including Adjusted Revenues, Adjusted Revenues Excluding the Effect of the Property Insight Realignment, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial performance measures for Black Knight, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. Black Knight also presents these non-GAAP financial performance measures because it believes investors, analysts and rating agencies consider them useful in measuring Black Knight’s ability to meet its debt service obligations. By disclosing these non-GAAP financial performance measures, Black Knight believes it creates for investors a greater understanding of, and an enhanced level of transparency into, the means by which the management of Black Knight operates the company. These non-GAAP financial measures are not measures presented in accordance with GAAP, and Black Knight’s use of these terms may vary from that of others in Black Knight’s industry. These non-GAAP financial measures should not be considered as an alternative to net earnings, operating income, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC'") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2018 is expected to be approximately $2.5 million.
Adjusted Revenues Excluding the Effect of the Property Insight Realignment - We define Adjusted Revenues excluding the effect of the Property Insight realignment as Adjusted Revenues for the respective 2016 period determined on the basis as if the Property Insight realignment had taken place on January 1, 2016.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	Depreciation and amortization;

•	Interest expense;

•	Income tax (benefit) expense;

•	Other expense, net;

•	Loss (gain) from discontinued operations, net of tax;

•	deferred revenue purchase accounting adjustment recorded in accordance with GAAP;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs; and

•	acquisition-related costs.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the Distribution;

•	spin-off related transition costs;

•	acquisition-related costs;

•	significant legal and regulatory matters;

•
adjustment for income tax expense assuming the conversion of all the shares of Class B common stock into shares of Class A common stock prior to the Distribution, the tax effect of the non-GAAP adjustments and the deferred tax revaluation adjustment as a result of the Tax Reform Act. Our adjusted effective tax rate was 37.9% and 36.1% for the three months ended December 31, 2017 and 2016, respectively, and 37.2% and 36.7% for the years ended December 31, 2017 and 2016, respectively.

Adjusted Net Earnings Per Share - For the periods prior to the Distribution, we calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of Class A common stock at the beginning of the respective period. We also include the dilutive effect of any unvested restricted shares of common stock.

Tax Reform Act
Our estimate of the effect of the Tax Reform Act is based on certain assumptions and our current interpretation of the Tax Reform Act, and may change as we refine our analysis and as further information becomes available.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our spin-off from FNF, including limitations on our strategic and operating flexibility as a result of the tax-free nature of the spin-off; and

•	other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$16.2	$133.9
Trade receivables, net	201.8	155.8
Prepaid expenses and other current assets	44.6	45.4
Receivables from related parties	18.1	4.1
Total current assets	280.7	339.2
Property and equipment, net	179.9	173.0
Computer software, net	416.8	450.0
Other intangible assets, net	231.6	299.5
Goodwill	2,306.8	2,303.8
Other non-current assets	240.1	196.5
Total assets	$3,655.9	$3,762.0

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$65.0	$55.2
Accrued compensation and benefits	51.9	61.1
Current portion of long-term debt	55.1	63.4
Deferred revenues	59.6	47.4
Total current liabilities	231.6	227.1
Deferred revenues	100.7	77.3
Deferred income taxes, net	224.6	7.9
Long-term debt, net of current portion	1,379.0	1,506.8
Other non-current liabilities	11.2	3.5
Total liabilities	1,947.1	1,822.6

Equity:
Additional paid-in capital	1,593.6	810.8
Retained earnings	201.4	65.7
Accumulated other comprehensive earnings (loss)	3.9	(0.8)
Treasury stock, at cost	(90.1)	—
Total shareholders' equity	1,708.8	875.7
Noncontrolling interests	—	1,063.7
Total equity	1,708.8	1,939.4
Total liabilities and equity	$3,655.9	$3,762.0

SCHEDULE II
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues	$267.5	$261.5	$1,051.6	$1,026.0

Expenses:
Operating expenses	141.3	149.2	569.5	582.6
Depreciation and amortization	52.3	54.1	206.5	208.3
Transition and integration costs	4.6	0.1	13.1	2.3
Total expenses	198.2	203.4	789.1	793.2
Operating income	69.3	58.1	262.5	232.8
Other income and expense:
Interest expense	(12.7)	(17.0)	(57.5)	(67.6)
Other income (expense), net	4.5	(0.2)	(12.6)	(6.4)
Total other expense, net	(8.2)	(17.2)	(70.1)	(74.0)
Earnings before income taxes	61.1	40.9	192.4	158.8
Income tax (benefit) expense	(86.1)	6.6	(61.8)	25.8
Net earnings	147.2	34.3	254.2	133.0
Less: Net earnings attributable to noncontrolling interests	—	22.5	71.9	87.2
Net earnings attributable to Black Knight	$147.2	$11.8	$182.3	$45.8

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Earnings per share:
Net earnings per share attributable to Black Knight common shareholders:
Basic	$0.98	$0.18	$2.06	$0.69
Diluted(1)	$0.97	$0.17	$1.47	$0.67
Weighted average shares of common stock outstanding:
Basic	150.9	66.1	88.7	65.9
Diluted(1)	151.6	68.1	152.4	67.9
______________

(1)
For the periods presented, potentially dilutive securities include unvested restricted stock awards and the shares of Class B common stock prior to the Distribution. The shares of Class B common stock did not share in the earnings or losses of Black Knight and were, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis, prior to the Distribution, for the year ended December 31, 2017. The effective tax rate for the year ended December 31, 2017 was (16.7)%, including the effect of the benefit related to the revaluation of our net deferred income tax liability and certain other discrete items recorded during the year. The denominator includes approximately 63.1 million shares of Class B common stock outstanding for the year ended December 31, 2017. However, the approximately 84.8 million shares of Class B common stock for the three months and year ended December 31, 2016 have been excluded in computing diluted net earnings per share because including them on an "if-converted" basis would have an anti-dilutive effect. The denominator also includes the dilutive effect of approximately 0.7 million and 0.6 million shares of unvested restricted shares of common stock for the three months and year ended December 31, 2017, respectively, and approximately 2.0 million shares for the three months and year ended December 31, 2016.

Year ended December 31, 2017
Earnings before income taxes	$192.4
Income tax benefit excluding the effect of noncontrolling interests	(32.2)
Net earnings	$224.6
Diluted shares	152.4
Diluted net earnings per share	$1.47

SCHEDULE III
BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Year ended December 31,
	2017	2016
Cash flows from operating activities:
Net earnings	$254.2	$133.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	206.5	208.3
Amortization of debt issuance costs, bond premium and original issue discount	3.5	2.7
Loss on extinguishment of debt, net	12.6	—
Deferred income taxes, net	(78.4)	3.2
Equity-based compensation	18.9	12.4
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(52.5)	(6.4)
Prepaid expenses and other assets	1.7	(11.2)
Deferred contract costs	(48.5)	(51.9)
Deferred revenues	35.6	26.2
Trade accounts payable and other accrued liabilities	(2.5)	9.4
Net cash provided by operating activities	351.1	325.7
Cash flows from investing activities:
Additions to property and equipment	(27.4)	(38.1)
Additions to computer software	(53.3)	(41.9)
Business acquisitions, net of cash acquired	—	(150.2)
Other investing activities	(4.0)	—
Net cash used in investing activities	(84.7)	(230.2)
Cash flows from financing activities:
Borrowings	480.0	55.0
Senior Notes redemption	(390.0)	—
Senior Notes redemption fee	(18.8)	—
Debt service payments	(214.8)	(149.0)
Distributions to members	(75.3)	(48.6)
Purchases of treasury stock	(136.7)	—
Capital lease payments	(13.8)	(5.0)
Tax withholding payments for restricted share vesting	(6.1)	—
Debt issuance costs	(8.6)	—
Net cash used in financing activities	(384.1)	(147.6)
Net decrease in cash and cash equivalents	(117.7)	(52.1)
Cash and cash equivalents, beginning of period	133.9	186.0
Cash and cash equivalents, end of period	$16.2	$133.9
Supplemental cash flow information:
Interest paid	$(56.7)	$(60.2)
Income taxes paid, net	$(15.7)	$(21.9)

SCHEDULE IV
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended December 31, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$228.2	$40.2	$(0.9)	(1)	$267.5
Expenses:
Operating expenses	93.1	31.2	17.0		141.3
Transition and integration costs	—	—	4.6		4.6
EBITDA	135.1	9.0	(22.5)		121.6
Depreciation and amortization	24.0	4.1	24.2	(2)	52.3
Operating income (loss)	111.1	4.9	(46.7)		69.3
Interest expense					(12.7)
Other income, net					4.5
Earnings before income taxes					61.1
Income tax benefit					(86.1)
Net earnings					$147.2
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended December 31, 2016
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$219.2	$43.8	$(1.5)	(1)	$261.5
Expenses:
Operating expenses	94.8	39.3	15.1		149.2
Transition and integration costs	—	—	0.1		0.1
EBITDA	124.4	4.5	(16.7)		112.2
Depreciation and amortization	26.0	2.3	25.8	(2)	54.1
Operating income (loss)	98.4	2.2	(42.5)		58.1
Interest expense					(17.0)
Other expense, net					(0.2)
Earnings before income taxes					40.9
Income tax expense					6.6
Net earnings					$34.3
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT, INC.
Segment Information
(Unaudited)
(In millions)

	Year ended December 31, 2017
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$893.8	$162.3	$(4.5)	(1)	$1,051.6
Expenses:
Operating expenses	370.8	130.4	68.3		569.5
Transition and integration costs	—	—	13.1		13.1
EBITDA	523.0	31.9	(85.9)		469.0
Depreciation and amortization	98.9	15.1	92.5	(2)	206.5
Operating income (loss)	424.1	16.8	(178.4)		262.5
Interest expense					(57.5)
Other expense, net					(12.6)
Earnings before income taxes					192.4
Income tax benefit					(61.8)
Net earnings					$254.2
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Year ended December 31, 2016
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$855.8	$177.5	$(7.3)	(1)	$1,026.0
Expenses:
Operating expenses	368.0	151.0	63.6		582.6
Transition and integration costs	—	—	2.3		2.3
EBITDA	487.8	26.5	(73.2)		441.1
Depreciation and amortization	106.2	8.8	93.3	(2)	208.3
Operating income (loss)	381.6	17.7	(166.5)		232.8
Interest expense					(67.6)
Other expense, net					(6.4)
Earnings before income taxes					158.8
Income tax expense					25.8
Net earnings					$133.0
________________________
Note: The Software Solutions segment was formerly known as the Technology segment.
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues /
Adjusted Revenues Excluding the Effect of the Property Insight Realignment

	Three months ended December 31,		Year ended December 31,
Consolidated:	2017	2016	2017	2016
Revenues	$267.5	$261.5	$1,051.6	$1,026.0
Deferred revenue purchase accounting adjustment	0.9	1.5	4.5	7.3
Adjusted Revenues	268.4	263.0	1,056.1	1,033.3
Effect of Property Insight realignment	—	(6.8)	—	(30.1)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$268.4	$256.2	$1,056.1	$1,003.2
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	5%		5%

	Three months ended December 31,		Year ended December 31,
Data and Analytics:	2017	2016	2017	2016
Adjusted Revenues	$40.2	$43.8	$162.3	$177.5
Effect of Property Insight realignment	—	(6.8)	—	(30.1)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$40.2	$37.0	$162.3	$147.4
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	9%		10%

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net earnings	$147.2	$34.3	$254.2	$133.0
Depreciation and amortization	52.3	54.1	206.5	208.3
Interest expense	12.7	17.0	57.5	67.6
Income tax (benefit) expense	(86.1)	6.6	(61.8)	25.8
Other (income) expense, net	(4.5)	0.2	12.6	6.4
EBITDA	121.6	112.2	469.0	441.1
Deferred revenue purchase accounting adjustment	0.9	1.5	4.5	7.3
Equity-based compensation	4.8	2.9	19.2	12.4
Debt and/or equity offering expenses	1.7	—	7.5	0.6
Spin-off related transition costs	2.9	—	5.6	—
Acquisition-related costs	—	0.1	—	1.7
Adjusted EBITDA	$131.9	$116.7	$505.8	$463.1
Adjusted EBITDA Margin	49.1%	44.4%	47.9%	44.8%

SCHEDULE V (CONTINUED)
BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

Reconciliation of Net Earnings to Adjusted Net Earnings

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net earnings	$147.2	$34.3	$254.2	$133.0
Depreciation and amortization purchase accounting adjustment	24.0	25.1	92.2	90.1
Deferred revenue purchase accounting adjustment	0.9	1.5	4.5	7.3
Equity-based compensation	4.8	2.9	19.2	12.4
Debt and/or equity offering expenses	1.6	—	20.1	0.6
Spin-off related transition costs	3.1	—	5.8	—
Acquisition-related costs	—	0.1	—	1.7
Legal and regulatory matters	(4.3)	0.2	(0.3)	6.4
Income tax expense adjustment	(9.8)	(18.9)	(75.2)	(76.1)
Deferred tax revaluation adjustment	(110.9)	—	(110.9)	—
Adjusted Net Earnings	$56.6	$45.2	$209.6	$175.4

Adjusted Net Earnings Per Share	$0.37	$0.30	$1.38	$1.15
Weighted Average Adjusted Shares Outstanding	151.6	153.0	152.4	152.7

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